EXHIBIT 10.1

AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This Agreement and General Release of All Claims (“Agreement”) is entered into by and between Fredericus A. Colen (“You” or “Employee”) and Boston Scientific Corporation (“BSC”) as of the latest date of execution by the parties to this Agreement.  You have been employed by BSC and/or one or more affiliates of BSC.  BSC may discharge its obligations under this Agreement directly or through any affiliate.  This Agreement shall not become effective until the Effective Date (as defined in Paragraph 8(a)(v), below).  This Agreement supersedes and cancels any prior employment agreements or arrangements You may have entered into with BSC except for (i) the Agreement Concerning Employment for U.S. Employees (“Employee Agreement”) attached hereto as Attachment 1, which you entered into by electronic acknowledgment on April 1, 2009, and (ii) the Directors and Officers Indemnification Agreement (“Directors and Officers Indemnification Agreement”) attached hereto as Attachment 2, effective as of July 1, 2001.  Your obligations under the Employee Agreement shall be in addition or complementary to and shall not be superseded by this Agreement.  However, if there is any conflict in terms between this Agreement and the Employee Agreement, the terms of this Agreement prevail.

In consideration of the mutual covenants, agreements, and representations contained herein, the adequacy of which is hereby acknowledged, the parties hereto expressly and intentionally bind themselves as follows:

1.           Retirement

You represent and BSC acknowledges that You are retiring from BSC for family reasons.  You hereby acknowledge and agree that your service as Executive Vice President and Chief Technology Officer and as an employee of BSC will end effective June 30, 2010 (“Retirement Date”).  During the remainder of your employment, You shall perform any and all requested responsibilities and provide any and all requested transitional assistance.

2.           Payments by BSC

(a)           BSC shall pay You the lump sum amount of Six Hundred Thousand Dollars ($600,000.00), less applicable payroll withholding for taxes and other applicable deductions (the “Lump Sum Salary Payment”).  BSC shall pay You the Lump Sum Salary Payment within ten (10) business days following the later of (i) the Effective Date, or (ii) the Retirement Date.  You expressly acknowledge that upon the occurrence of the Retirement Date, You will not be eligible for any payments or benefits other than those described in this Agreement under any existing BSC Severance Pay Plan and/or Layoff Notification Plan.

(b)           BSC acknowledges that your retirement in accordance with this Agreement in combination with your execution and nonrevocation of this Agreement shall entitle You to a payment pursuant to The Boston Scientific Corporation Executive Retirement Plan (the “Executive Retirement Plan”), which shall be paid in the amount and at the time specified in Section 6 of the Executive Retirement Plan.

(c)           You will remain eligible in the ordinary course for an incentive payment under BSC’s 2010 Performance Incentive Plan (“2010 PIP”).  You acknowledge and agree that due to your retirement and under the terms of the 2010 PIP, any payment under the 2010 PIP will be a pro-rata portion of any payment that would have been made had You remained employed by BSC for all of calendar year 2010, such pro-ration to be determined based on your employment with BSC through your Retirement Date.  The funding of both the individual and team components of your 2010 PIP payment will be based fifty percent (50%) on the Corporate funding unit results and fifty percent (50%) on the CRV funding unit results.  You further agree that the individual component of such payment shall be calculated using one hundred percent (100%) of the twenty-five percent (25%) component of the 2010 PIP payment that is based on individual performance.  Your 2010 PIP payment shall be based on your previously established 2010 PIP incentive target percentage of seventy percent (70%), subject to 2010 PIP funding to be determined in the ordinary course under the 2010 PIP terms and conditions and further subject to the above-referenced pro-ration.  Any such payment will be made at the same time it is made to other participants in the 2010 PIP, in other words in 2011, currently anticipated to be made by March 15, 2011.  You will not be eligible for consideration for incentive payments under any other or future Performance Incentive Plan, and You hereby waive any right to such consideration or such payments.

(d)           BSC will pay You for all accrued but unused vacation time through the Retirement Date under applicable BSC policy and in accordance with applicable state law.

(e)           BSC will pay You the amount due You under our Executive Allowance Plan based upon your employment through your Retirement Date in accordance with the terms of the Executive Allowance Plan.

(f)           BSC has provided you with a lump sum of Twenty-one Thousand Six and 50/100 Dollars ($21,006.50) as a reimbursement of certain house-hunting, temporary leaving move assistance and miscellaneous related relocation expenses (the “Reimbursed Expenses”).  BSC shall further reimburse You for or shall pay directly certain other relocation costs totaling approximately Five Thousand Dollars ($5,000) that you incurred  prior to March 15, 2010 in connection with an anticipated 2010 relocation to Massachusetts, which consist of approximately One Thousand Dollars ($1,000) for an agent’s fee for a Massachusetts property tour and certain other real estate transaction costs, consisting of Minnesota property appraisal fees, Minnesota and Massachusetts property inspection fees, a Minnesota property title search and an attorney’s fee for review of a purchase and sale agreement (the “Approved Pending Expenses”).   To the

extent that BSC determines that the Reimbursed Expenses and the Approved Pending Expenses constitute taxable income to you, BSC shall issue a further payment to you to defray the anticipated taxes due on such amount using any reasonable gross-up methodology determined by BSC.  BSC’s obligation to provide reimbursement of the Approved Pending Expenses shall be subject to your presentation of appropriate documentation in a timely manner in accordance with applicable BSC policy concerning relocation.

(g)           To the extent, if any, that You incurred the cost of moving personal goods to Florida between February 3, 2010 and March 15, 2010, BSC shall reimburse You for all reasonable such costs, subject to presentation of appropriate documentation consistent with BSC policies.  For the avoidance of doubt, any home purchase expenses shall not be subject to reimbursement.

(h)           BSC acknowledges that You have the right to submit a written request to Pete Nicholas, Chairman of the Board of Directors of BSC, and John Pepper, Chairman of the Executive Human Resources and Compensation Committee of the Board of Directors of BSC (“Compensation Committee”), for an additional award based on contributions You have made to the Company during Your employment.  Mr. Nicholas and Mr. Pepper together shall have the sole discretion to grant or deny any request for an additional award, and their judgment in this regard is final.  Only a decision by Mr. Nicholas and Mr. Pepper to grant this request that is rendered in writing on or before May 10, 2010, shall be valid for purposes of this paragraph.

3.           Termination of Salary and Employment Benefits

Your current base salary at the rate of Six Hundred Thousand Dollars ($600,000) per year and your participation in BSC’s Medical/Dental/Vision Plans, 401(k) Plan, Stock Option Plan(s), and Global Employee Stock Ownership Plan, if any, Accidental Death and Dismemberment (AD&D), Business Travel Accident, and Short-Term and Long-Term Disability Plans will continue until and will terminate as of your Retirement Date, as will your accrual of vacation time.  Your participation in BSC’s life insurance plans, including any BSC funding of any such plan, will continue until and terminate as of Your Retirement Date.  For avoidance of any doubt, this Agreement does not impact any life insurance policy or plan that You may have that is outside any BSC plan, including any such policy that may previously have been offered to you through or funded by BSC.  You will participate through the Retirement Date in all other benefits and benefit plans in which You are currently enrolled to the same extent as do active employees.  Your participation in and entitlement to any and all other benefits and benefits plans in which You are currently enrolled, but which are not otherwise specifically addressed in this Agreement, terminate on the Retirement Date.  Subject to your election and continued eligibility, You may continue coverage under BSC’s Medical/Dental/Vision Plans after your Retirement Date pursuant to the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), provided that You make timely payments of COBRA premiums and otherwise satisfy the requirements of COBRA.  BSC will cause You to be provided with all legally required information and election materials concerning your COBRA rights in a timely manner.

4.           Stock Options, Deferred  Stock Units and Performance Share Units

Nothing in this Agreement is intended to modify your rights and obligations with respect to previous grants of stock options, deferred stock units and/or performance share units, including without limitation (i) the acceleration of the vesting of your unvested stock options based on your retirement eligibility, (ii) the conversion of all unvested deferred stock units to shares of common stock based on your retirement eligibility, and (iii) your forfeiture of all performance share units due to your retirement less than one year after the date of the grant.  The terms of applicable grant agreements and plan documents remain in effect and you qualify as having retired for purposes of the plans referenced in this Paragraph 4.

5.           Indemnification

You shall have all rights to indemnification with respect to legal claims and legal expenses that are available to current and former officers of BSC under the Certificate of Incorporation and Bylaws of BSC and to you under your Directors and Officers Indemnification Agreement.

6.           Expense Reimbursement

BSC will reimburse You in accordance with usual BSC policy for all unreimbursed business travel and other out-of-pocket expenses incurred by You through the Retirement Date in the performance of your duties as an employee of BSC.  Such expenses must be submitted no later than the Retirement Date.

7.           Outplacement

BSC agrees to provide You with outplacement assistance in an amount not to exceed Twenty-Five Thousand Dollars ($25,000.00), for a period of up to twelve (12) months, such assistance to be provided by an outplacement assistance firm of your choosing, and to begin no later than the Retirement Date.

8.           Release

(a)           Employee hereby releases and forever discharges BSC and its subsidiaries, affiliates, predecessors, successors, and assigns and the Directors, officers, shareholders, employees, representatives and agents of each of the foregoing (collectively “Releasees”) of and from the following as of the date of the Employee’s execution of this Agreement:

(i)           Any and all claims, demands, and liabilities whatsoever of every name and nature (other than those arising directly out of this Agreement), including (without limitation) any claim in the nature of so-called whistleblower complaints to the extent permitted by applicable law, and any and all claims, demands and liabilities with respect to Employee’s employment or the terms and conditions or notice of termination or termination of his employment, benefits or compensation which Employee has against Releasees, or ever had;

(ii)           As included in the above, without limitation, Employee releases all claims known or unknown for tortious injury, breach of contract, and wrongful discharge (including without limitation, any claim for constructive discharge), all claims for infliction of emotional distress, all claims for slander, libel, or defamation of character, all claims of retaliation, and all claims for attorneys’ fees, as related to Employee’s employment, or the terms and conditions or notice of termination or termination of his employment, benefits, or compensation; and

(iii)           Employee specifically releases and forever discharges Releasees from any and all claims based upon any allegation of employment discrimination, including (without limitation) discrimination on the basis of race, color, sex, sexual orientation, age  (including any claim pursuant to the Federal Age Discrimination in Employment Act (“ADEA”)), religion, disability or national origin.

(iv)           Notwithstanding anything in the foregoing to the contrary, Employee does not release any right to indemnification that Employee may have under Minnesota Statutory Sections 181.970 or 302A.521 or any rights of Employee under this Agreement.

(v)           Pursuant to Minnesota Statutory Section 363.031(2), Employee may rescind this Agreement for any reason within fifteen (15) calendar days after he signs it (the “Rescission Period”).  To be effective, the rescission must be in writing and hand-delivered or mailed within the Rescission Period to BSC, c/o Andrew N. Milani, Senior Vice President, Human Resources, One Boston Scientific Place, Natick, MA 01760, or his successor.  If mailed, the rescission must be:  (a) postmarked within the Rescission Period, (b) properly addressed to Mr. Milani (or his successor) at the address specified in the preceding sentence, and (c) sent by certified mail, return receipt requested.  If delivered by hand, it must be given within the Rescission Period to Mr. Milani (or his successor).  This Agreement shall not become effective or enforceable until the day after the Rescission Period expires (the “Effective Date”).  Therefore, no BSC obligations will arise under Paragraphs 2(a), (b), and (f) above, until the Effective Date and no payments shall be made under such provisions until after the Effective Date at such times as provided above.  The Rescission Period set forth herein is intended to encompass and run concurrently with the 7-day revocation period provided under the Federal Older Workers Benefit Protection Act, which amends ADEA.

(b)           BSC hereby releases and forever discharges You and your heirs, administrators and executors (“Your Releasees”) from any and all claims, agreements, obligations, injuries, damages, causes of action, debts or liabilities (together “Claims”) that BSC may have or may have ever had, whether known or unknown, against any of Your Releasees as a result of any facts or circumstances that occurred or existed or of which BSC had notice at any time prior to the date of BSC’s execution of this Agreement; provided that notwithstanding the foregoing, BSC does not release You or Your Releasees from any Claims based on acts and/or omissions that satisfy the elements of a criminal offense.

9.           No Damages Sought

Employee represents and states that he has not sought and will not seek or accept any damages or individualized relief in connection with any complaints or charges filed against Releasees with any local, state or federal agency or court, and Employee agrees that if any complaint or charge is filed on his behalf, he shall take all reasonable steps necessary to refuse any damages or individualized relief in connection therewith.

10.           No Liability Admitted

Employee acknowledges that neither BSC’s execution of this Agreement nor BSC’s performance of any of its terms shall constitute an admission by BSC of any wrongdoing by any of the Releasees.  BSC likewise acknowledges that neither Employee’s execution of this Agreement nor Employee’s performance of any of its terms shall constitute an admission by Employee of any wrongdoing.

11.   Restrictive Covenants and Other Obligations

Employee acknowledges that he is subject to restrictions on post-employment activities and other obligations under the Executive Retirement Plan and the Employee Agreement.  As part of the consideration for this Agreement, Employee specifically confirms that he is subject to all obligations applicable to Participants in the Executive Retirement Plan and to all obligations set forth in the Employee Agreement.  Such obligations include without limitation the obligations (i) to return all documents and other property of BSC; (ii) to maintain complete confidentiality concerning confidential information of BSC; (iii) not to compete with BSC for twenty-four (24) months following the Retirement Date; (iv) not to solicit customers of BSC for twenty-four (24) months following the Retirement Date; and (v) not to solicit or hire BSC employees for twenty-four (24) months following the Retirement Date.  All of the foregoing obligations are more fully set forth in the Executive Retirement Plan and the Employee Agreement.

12.           No Detrimental Communications

(a)           Employee agrees that he will not make or cause to be disclosed any negative, adverse or derogatory statements to any media outlet, industry group, financial institution or consultant, client or customer of the Releasees regarding any of the Releasees or about any of the Releasees’ products or services, business affairs, financial condition or prospects for the future.  Furthermore, Employee hereby represents to BSC that he has made no such communication, and Employee acknowledges that BSC relies upon this representation in agreeing to enter into this Agreement.

(b)           You agree that You will refer any prospective employer inquiring about You and/or your work at BSC to Mr. Milani (or his successor), who will, directly or through a designee, in accordance with BSC’s usual policy on providing references, verify your dates of employment and last position held but will release no other information about You or the circumstances regarding your separation from employment with BSC, except that the person responding may state that You retired from BSC for family reasons.

13.           Future Assistance

BSC may seek the assistance, cooperation or truthful testimony of Employee in connection with any investigation, litigation, patent application or prosecution, or intellectual property or other proceeding (collectively, “Proceedings”) arising out of matters within the knowledge of Employee and/or related to his position as an employee of BSC, and in any such instance, Employee shall provide such assistance, cooperation or truthful testimony and BSC shall pay Employee’s reasonable costs and expenses in connection therewith.  Such assistance and cooperation may include, without limitation, sharing institutional and personal knowledge that is relevant to a Proceeding and preparing for testimony as a fact witness in a Proceeding.  Employee’s obligations with respect to testimony as a fact witness in a Proceeding are to appear without the necessity of a subpoena and to testify truthfully.  Employee acknowledges that in the absence of this Agreement he could be compelled to testify pursuant to a subpoena, and therefore no part of the consideration to be paid to Employee under this Agreement is considered to include payment for any time spent testifying as a fact witness or for the substance of any such testimony.  Notwithstanding anything to the contrary in this Agreement, statements made in the course of truthful testimony in any Proceeding in which Employee is required to testify shall not be considered to violate any provision of this Agreement, including without limitation Paragraph 13.  For purposes of this Agreement, all services pursuant to this Paragraph 13, other than testimony and related time spent as a fact witness that BSC could otherwise compel by a subpoena, are referred to as “Cooperation Services.”  BSC shall pay Employee at the rate of Three Hundred Dollars ($300.00) per hour for his performance of Cooperation Services.  Employee agrees to invoice BSC for all Cooperation Services, by delivery of such invoice to Tim Pratt or his designee, by the first business day of the quarter following the quarter in which they are performed.  BSC agrees to pay Employee within thirty (30) days of receipt of such invoice.  Employee shall perform Cooperation Services and shall make himself available to testify as a fact witness upon reasonable notice by BSC; provided that BSC shall make reasonable efforts, to extent practicable, to accommodate Employee’s professional and personal commitments when scheduling Cooperation Services and his appearance to testify.  For the avoidance of doubt, Employee’s obligations to provide Cooperation Services and to provide truthful testimony as a fact witness without the necessity of a subpoena are permanent obligations.

14.           Confidentiality

Employee agrees to keep confidential the existence of this Agreement, as well as all of its terms and conditions, and not to disclose to any person or entity the existence, terms or conditions of this Agreement except to his attorney, financial advisors and/or members of his immediate family provided they agree to keep confidential the existence, terms and conditions of this Agreement.  In the event that Employee believes he is compelled by law to divulge the existence, terms or conditions of this Agreement in a manner prohibited by the preceding sentence, he will notify BSC (by notifying BSC’s Legal Department) of the basis for the belief before actually divulging the information.  Employee hereby confirms that as of the date of signing this Agreement, he has not disclosed the existence, terms or conditions of this Agreement, except as permitted by this Paragraph 14.  Notwithstanding the foregoing, BSC acknowledges that it may be subject to public disclosure obligations with respect to this Agreement or material terms thereof.   To the extent that BSC makes public disclosure of information concerning this Agreement, You shall not thereafter be subject to confidentiality obligations with respect to the same information.

15.Failure to Meet Obligations

In the event of a breach by Employee of Paragraph 11, 12 or 14 above, the Executive Retirement Plan or the Employee Agreement, Employee shall repay to BSC all of the amounts paid under Paragraphs 2(a) (b) and (f), above, and shall be liable, moreover, for any damages which a court may determine and shall be subject to injunctive relief damages, and any other relief which a court may award.  The previous sentence shall not be construed to have any effect on the Employee’s ability to bring an ADEA charge with the Equal Employment Opportunity Commission (“EEOC”) or lawsuit challenging the waiver of ADEA claims contained herein, or to participate in any investigation or proceedings conducted by the EEOC (which term hereinafter shall be deemed to refer to the EEOC or any state or local fair employment practices agency acting as an EEOC deferral agency for purposes of filing an ADEA charge with the EEOC); provided that this sentence shall not be construed to imply that there is any question concerning the validity of the waiver of ADEA claims in this Agreement.

16.           Resignations

Employee hereby agrees to cooperate in the execution of any document reasonably requested to evidence Employee’s resignation from any and all positions that Employee holds with BSC or any affiliate, effective as of the Resignation Date.

17.           Governing Law; Severability

This Agreement is entered into and shall be construed under the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws rules.  In the event any provision of this Agreement is determined to be illegal or unenforceable by a duly authorized court of competent jurisdiction, then the remainder of this Agreement shall not be affected thereby, it being the intention of the parties that each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.  Except as provided immediately below, if any portion of the Release language in Paragraph 8, above, were ruled to be unenforceable for any reason, Employee shall return the consideration provided under Paragraph 2(a), (b) and (f), above, to BSC upon demand by BSC, which demand shall be made if Employee were to file any claims against any of the Releasees in violation of this Agreement.  The foregoing sentence shall not apply to Employee’s ability to bring an ADEA charge with the EEOC or lawsuit challenging the waiver of ADEA claims; provided that this sentence shall not be construed to imply that there is any question concerning the validity of the waiver of ADEA claims in this Agreement.

18.           Waivers; Amendments

The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation and shall not be deemed a waiver of any subsequent breach.  No modification, alteration, or change or waiver of any provision of this Agreement shall be effective unless in writing and signed by both parties wherein specific reference is made to this Agreement.

19.           No Other Inducements

This Agreement sets forth the entire understanding of the parties in connection with its subject matter.  Any and all prior negotiations are merged in this Agreement.  Neither of the parties has made any settlement, representation or warranty in connection with the issues addressed in this Agreement (except those expressly set forth in this Agreement) which has been relied upon by the other party, or which acted as an inducement for the other party to enter into this Agreement.

20.           Persons Bound by the Agreement

This Agreement shall be binding upon and inure to the benefit of Employee, his heirs and estate and to the benefit of the Releasees and its respective successors and assigns.

21.           Assignment of Interests

Employee warrants that he has not assigned, or transferred or purported to assign or transfer any claim against Releasees.

22.           Prevailing Party Entitled to Fees

In the event that any action or proceeding is initiated to enforce or interpret the provisions of this Agreement, or to recover for a violation of the Agreement, the prevailing party in any such action or proceeding shall be entitled to its costs (including reasonable attorneys’ fees); provided that if Employee files a lawsuit challenging the waiver of ADEA claims contained herein, the prevailing party will be entitled to his or its costs, including reasonable attorneys’ fees only to the extent specifically authorized under federal law.

23.           Taxation of Payments and Benefits

BSC shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports.   Payments under this Agreement shall be in amounts net of any such deductions or withholdings.  Except to the extent otherwise specified, nothing in this Agreement shall be construed to require BSC to make any payments to compensate You for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.  Each payment pursuant to this Agreement that is due at a different time shall be considered to be a separate payment for purposes of Section 409A of the Internal Revenue Code.

24.           Representation

BSC hereby advises Employee to consult an attorney of his choice before executing this Agreement.  Employee represents that, prior to executing this Agreement, he was advised to and did review the provisions of this Agreement with counsel of his choice.

25.           Approval of Agreement

Employee acknowledges that notwithstanding anything to the contrary in this Agreement, the effectiveness of this Agreement, including section 2(h) of this Agreement, is subject to the approval of this Agreement by BSC’s Board of Directors or the Compensation Committee of the Board of Directors or any other committee of the Board of Directors that is authorized to approve this Agreement.

The parties have read the foregoing Agreement and know its contents, and know that its terms are contractual and legally binding.  The parties further agree that they enter this Agreement voluntarily and that they have not been pressured or coerced in any way into signing this Agreement.

IN WITNESS WHEREOF, the parties hereby agree.

By:	____________________________	__________________________
	Fredericus A. Colen	Date

Boston Scientific Corporation

By:	____________________________	___________________________
	J. Raymond Elliott	Date
President & Chief Executive Officer